COMPENSATION RECOVERY POLICY

December 2023

Scope
This Compensation Recovery Policy (the “Policy”) applies to any individual who is or was an Executive Officer (as defined below) of Brookfield Asset Management Ltd., its wholly-owned subsidiaries and Brookfield Asset Management ULC and its wholly-subsidiaries, as applicable (“Brookfield”) at the relevant time.

Purpose
Brookfield has, over many years, built a reputation for conducting business with integrity. Integrity, fairness and respect are hallmarks of our culture; our shared success depends on it. Brookfield expects its Executive Officers to lead by example. Should (i) an Executive Officer engage in Detrimental Conduct (as defined below) or (ii) Brookfield be required to prepare an Accounting Restatement (as defined below), Brookfield will have the right to claw back certain excess Incentive-Based Compensation (as defined below) from its Executive Officers, on and subject to the terms provided for in this Policy.

Definitions
For the purposes of this Policy, the following terms will have the meanings set forth below:

“Accounting Restatement”	means any accounting restatement of Brookfield’s financial statements due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct a material error in Brookfield’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Award”	means any cash payments or equity awards granted or paid to an Executive Officer under the terms of any of Brookfield’s incentive compensation or long-term incentive plans, including those plans listed in Schedule “A” to this Policy, at any point: (i) on or after the date the Executive Officer is determined to have engaged in Detrimental Conduct; and/or (ii) the two-year period prior to the date the Executive Officer is determined to have engaged in Detrimental Conduct.
“Detrimental Conduct”
means any conduct or activity, whether or not related to the business of Brookfield, that is determined in individual cases by the GNCC (as defined below), to constitute: (i) fraud, embezzlement, theft-in-office or other indictable offences; (ii) failure to abide by applicable financial reporting, disclosure and/or accounting guidelines; (iii) material violations of Brookfield’s Code of Business Conduct & Ethics; or (iv) material violations of Brookfield’s Positive Work Environment Policy (including the sexual harassment related provisions thereof).

“Erroneously Awarded Compensation”	Means, in connection with any Accounting Restatement by any Subject Issuer, the amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such Executive Officer had such Incentive-Based Compensation been determined based on the restated amounts after giving effect to such Accounting Restatement, without regard to any taxes paid by such Executive Officer.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.
“Executive Officer”
means any person that is considered an “executive officer” within the meaning of Rule 10D-1(d) under the Exchange Act and the applicable U.S. Stock Exchange Rules, and including, the senior executive officers listed as, or holding the position designated as being senior management in Brookfield’s most recently filed annual report.
For clarity, in applying a Restatement Clawback, “Executive Officer” will include any person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation subject to such Restatement Clawback.

“Financial Reporting Measures”	means measures that are determined and presented in accordance with the accounting principles used in preparing Brookfield’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return.
“Incentive-Based Compensation”	means: (i) for purposes of applying a Restatement Clawback, any compensation to any Executive Officer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (including any Award that constitutes compensation described in this clause (i)); and (ii) for purposes of applying a clawback due to a Detrimental Conduct, any Award.
“GNCC”	means the Governance, Nominating and Compensation Committee of Brookfield’s Board of Directors.
“Restatement Clawback”	means recovery and repayment of Erroneously Awarded Compensation from an Executive Officer when Brookfield is required to prepare an Accounting Restatement.
“Restatement Date” “SEC”
means the date on which Brookfield is required to prepare an Accounting Restatement (such date as determined by Rule 10D-1(b)(1)(ii) under the Exchange Act and the applicable U.S. Stock Exchange Rules).
means the U.S. Securities and Exchange Commission.

“U.S. Stock Exchange”	means the New York Stock Exchange and/or any other U.S. national securities exchange(s) on which Brookfield’s securities are listed.
“U.S. Stock Exchange Rules”	means Section 303A.14 of the New York Stock Exchange Listed Company Manual that implements Rule 10D-1 under the Exchange Act.

Accounting Restatements
In the event Brookfield is required to prepare an Accounting Restatement, the GNCC will review all Incentive-Based Compensation received by Executive Officers (a) after beginning service as an Executive Officer, (b) during the three completed fiscal years immediately preceding the applicable Restatement Date (as well as during any transition period specified in Rule 10D-1(b)(1)(i)(D) under the Exchange Act and the applicable U.S. Stock Exchange Rules), (c) while Brookfield has a class of securities listed on a U.S. Stock Exchange, and (d) after the U.S. Stock Exchange Rules became effective. Incentive-Based Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of Incentive-Based Compensation occurs after the end of that period. If the GNCC determines that one or more Executive Officers received any Erroneously Awarded Compensation in connection with such Accounting Restatement, the GNCC shall, reasonably promptly after the Restatement Date, seek recoupment from such Executive Officers of all such Erroneously Awarded Compensation, subject to the exceptions set forth below under “—Recoupment Exceptions”. The GNCC will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder.
Calculation of Erroneously Awarded Compensation
For Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on such stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) Brookfield must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange. Reference is further made to Rule 10D-1(b)(1)(iii) under the Exchange Act and the applicable U.S. Stock Exchange Rules for calculation of Erroneously Awarded Compensation.
Recoupment Exceptions
Brookfield must recover any Erroneously Awarded Compensation unless the GNCC determines that any of the impracticality exceptions set forth in Rule 10D-1(b)(1)(iv) under the Exchange Act and/or the applicable U.S. Stock Exchange Rules are available.
Brookfield’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements in connection with the Accounting Restatement have been filed.
Recoupment of Erroneously Awarded Compensation due to an Accounting Restatement will be made on a “no fault” basis, without regard to whether any misconduct or Detrimental Conduct occurred or whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.

Detrimental Conduct
In the event an Executive Officer is determined to have engaged in Detrimental Conduct, all Incentive-Based Compensation granted or paid to that Executive Officer may be subject to reduction, forfeiture, recoupment or similar treatment, in accordance with the terms of this Policy (to the extent not otherwise recoverable in connection with a Restatement Clawback pursuant to “—Accounting Restatements” above).

No Indemnification of Executive Officers
Brookfield shall not indemnify any Executive Officer against the loss of any Incentive-Based Compensation as a result of a Restatement Clawback under this Policy.

Indemnification of the Board
Any members of the GNCC who assist in the administration of this Policy will not be personally liable for any action, determination, or interpretation made with respect to this Policy and will be fully indemnified by Brookfield to the fullest extent under applicable law and Brookfield’s policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the GNCC under applicable law or any Brookfield policy.
Applicability
Each Award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted or paid to an Executive Officer will include (or will be deemed to include) a provision incorporating this Policy or the requirements of this Policy. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to Brookfield.

Filing with the SEC
This Policy and any amendments thereto shall be filed with the SEC as an exhibit to Brookfield’s annual report on Form 40-F (or other applicable form) beginning with the first report as specific under applicable U.S. Stock Exchange Rules.

Further Reference to Applicable SEC and U.S. Stock Exchange Rules
The foregoing policy in respect of Restatement Clawbacks shall be qualified by reference to, is designed to comply with, and will be interpreted consistent with applicable SEC rules (including, without limitation, Section 10D of the Exchange Act and Rule 10D-1 under the Exchange Act) and the applicable U.S. Stock Exchange Rules.
Interpretation
The GNCC shall have full and final authority to make all determinations under this Policy with respect to any Erroneously Awarded Compensation including, without limitation, whether the Policy applies and if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by the GNCC pursuant to the provisions of this Policy shall be final, conclusive and binding on all parties.
This Policy supersedes and replaces any previous clawback or clawback-related policies.
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ADOPTED by the Board of Directors of Brookfield Asset Management Ltd. on May 9, 2023.

SCHEDULE “A” to Compensation Recovery Policy
To confirm, Incentive-Based Compensation granted or paid out under any Brookfield short- and long-term incentive plans/programs are and will continue to be subject to the terms of this Policy, including but not limited to the following:
•Management Incentive Plan
•Brookfield’s Global Management Stock Option Plan
•Brookfield’s Deferred Share Unit Plan
•Brookfield’s Escrowed Stock Plan /Escrowed Stock Investment
•Brookfield’s Management Share Option Plan
•Brookfield’s Restricted Stock Plan